NEWS RELEASE

    DORMAN
New Since 1918
                                                     Corporate Headquarters:
                                                     Dorman Products, Inc.
                                                     3400 East Walnut Street
                                                     Colmar, Pennsylvania 18915
                                                     Fax: (215) 997-8577

For Further Information Contact:                     Visit our Home Page:
Mathias J. Barton, CFO                               www.dormanproducts.com
(215) 997-1800 x 5132
E-mail: MBarton@dormanproducts.com



Dorman Products, Inc. Reports Sales and Earnings for the Third Quarter Ended September 29, 2007 and Announces Promotion of Steven Berman to President and Chief Operating Officer

         Colmar, Pennsylvania (October 25, 2007) - Dorman Products, Inc., (NASDAQ:DORM) today announced financial results for the third quarter ended September 29, 2007.

         Sales in the three months ended September 29, 2007 increased 11% to $83.2 from $74.9 million in the same period last year. Revenues for the nine months ended September 29, 2007 were up 12% to $243.3 million from $217.9 million last year. Revenues increased as a result of higher new product sales and further penetration of existing automotive product lines.

         Reported net income in the third quarter of 2007 was $5.7 million compared to net income of $4.5 million in the same period last year. Reported diluted earnings per share in the third quarter of 2007 were $0.31 compared to $0.25 in the same period last year. Excluding the vacation adjustment discussed below, net income in the third quarter of 2007 was $5.3 million compared to net income of $4.5 million in the same period last year and diluted EPS in the third quarter of 2007 increased 16% to $0.29 from $0.25 in the same period last year.

    For the thirteen weeks ended September 29, 2007 and September 30, 2006:
o Gross profit margin increased to 35.5% from 35.0% in the same period last year. The increase is the result of a more favorable product mix and lower required provisions for excess and obsolete inventory.
o Selling, general and administrative expenses increased 8%, but declined from 24.6% to 23.9% of sales. Results for the thirteen weeks ended September 29, 2007 also include a $0.4 million reduction in vacation expense due to the vacation policy change mentioned below.
o Interest expense, net, decreased to $0.5 million from $0.6 million due to lower overall borrowing levels.
o Our effective tax rate increased to 37.9% in the thirteen weeks ended September 29, 2007 from 37.1% in the same period last year. The increase is the result of the loss of certain state tax benefits as well as higher incremental state tax rates due to higher earnings level in 2007.

         Reported net income in the first nine months of 2007 was $15.5 million compared to net income of $8.9 million in the same period last year. Reported diluted earnings per share in the nine months ended September 29, 2007 were $0.86 compared to $0.49 in the same period last year. Excluding the vacation adjustment, goodwill impairment and deferred tax write off discussed below, net income in the first nine months of 2007 was $14.7 million compared to net income of $12.1 million in the same period last year and diluted EPS for the nine months ended September 29, 2007 increased 21% to $0.81 from $0.67 in the same period last year.

         Effective December 31, 2006, we changed our vacation policy so that vacation is earned ratably throughout the year rather than at the end of the preceding year. This change will result in a reduction in our vacation accrual of approximately $1.8 million in 2007. Results for the nine months ended September 30, 2006 include a one-time $3.2 million non-cash write-down for goodwill impairment ($2.9 million or $0.16 per share) and the write off of deferred tax benefits ($0.3 million or $0.02 per share) associated with the Company's Swedish subsidiary.

         Mr. Richard Berman, Chairman, President and Chief Executive Officer said, "Our sales and profit growth was once again driven by the success of our new product offerings. Customers and end users alike continue to be enthusiastic supporters of our new to the aftermarket product offerings. We look forward to sharing many of these exciting new product opportunities with our customers during next week's AAPEX/AAIW Show."

         The Company also announced the promotion of Steven Berman to President and Chief Operating Officer. Richard Berman will remain Chairman of the Board of Directors and Chief Executive Officer. In announcing the promotion, Richard Berman said, "Dorman is at an exciting stage in its development and this change will enable me to focus more of my energy on vision, strategy and future growth. Steven has been a vital part of the business since its formation almost thirty years ago and has an intimate understanding of all aspects of the company's operations. I am confident that Dorman will continue to grow and prosper under his leadership. As part of our 2008-2009 plan we will be increasing responsibility for other contributors as well to ensure that we have the best infrastructure in place to capitalize on available growth opportunities."

         Dorman Products, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the OE Solutions (TM), HELP! (R), AutoGrade (TM), First Stop (TM), Conduct-Tite (R), Pik-A-Nut (R) and Scan-Tech (R) brand names.

         Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's 2006 Annual Report on Form 10-K under "Item 1A - Risk Factors."

                     DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                    (in thousands, except per-share amounts)

                                    13 Weeks               13 Weeks
Third Quarter (unaudited)     9/29/07      Pct.    9/30/06          Pct.
Net sales                     $83,174      100.0   $74,891          100.0
Cost of goods sold             53,670       64.5    48,714           65.0
Gross profit                   29,504       35.5    26,177           35.0
Selling, general and
 administrative expenses       19,853       23.9    18,370           24.6
Income from operations          9,651       11.6     7,807           10.4
Interest expense, net             512        0.6       576            0.7
Income before income taxes      9,139       11.0     7,231            9.7
Provision for income taxes      3,460        4.2     2,682            3.6
Net income                    $ 5,679        6.8   $ 4,549            6.1
Earnings per share
     Basic                    $  0.32         -    $  0.26              -
     Diluted                  $  0.31         -    $  0.25              -
Average shares outstanding
     Basic                     17,695         -     17,708              -
     Diluted                   18,145         -     18,147              -

                                   39 Weeks                39 Weeks
Year to date (unaudited)      9/29/07       Pct.    9/30/06          Pct.
Net sales                    $243,263       100.0  $217,943          100.0
Cost of goods sold            158,913        65.3   140,390           64.4
Gross profit                   84,350        34.7    77,553           35.6
Selling, general and
 administrative expenses       57,863        23.8    56,362           25.9
Goodwill impairment                 -           -     2,897            1.3
Income from operations         26,487        10.9    18,294            8.4
Interest expense, net           1,551         0.6     1,797            0.8
Income before income taxes     24,936        10.3    16,497            7.6
Provision for income taxes      9,427         3.9     7,612            3.5
Net income                    $15,509         6.4   $ 8,885            4.1
Earnings per share
     Basic                    $  0.88           -   $  0.50               -
     Diluted                  $  0.86           -   $  0.49               -
Average shares outstanding
     Basic                     17,691           -    17,728               -
     Diluted                   18,130           -    18,148               -



                     DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                  9/30/07                     12/30/06
Assets:                          (unaudited)
Cash and cash equivalents        $  6,148                     $  5,080
Accounts receivable                85,133                       77,187
Inventories                        77,905                       67,768
Deferred income taxes              10,626                       10,330
Prepaid expenses                    1,675                        1,443
Total current assets              181,487                      161,808
Property & equipment               26,353                       27,963
Goodwill                           27,901                       26,958
Other assets                        1,015                        1,029
Total assets                     $236,756                     $217,758

Liability & Shareholders' Equity:
Current portion of long-term debt $25,253                     $  8,651
Accounts payable                   19,509                       12,822
Accrued expenses and other         11,421                       13,531
Total current liabilities          56,183                       35,004
Long-term debt and other            2,417                       20,596
Deferred income taxes               7,830                        8,315
Shareholders' equity              170,326                      153,843
Total Liabilities and Equity     $236,756                     $217,758

Selected Cash Flow Information:
(in thousands)           13 Weeks (unaudited)          39 Weeks (unaudited)
                         --------------------          --------------------
                       9/29/07     9/30/06              9/29/07     9/30/06
Depreciation and
 amortization          $ 2,004      $1,731              $ 5,752      $5,012
Capital Expenditures   $ 1,409      $1,637              $ 4,061      $5,432


                     DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                       Reconciliation of Non-GAAP Measures
                    (in thousands, except per-share amounts)

         Effective December 31, 2006, we changed our vacation policy so that vacation is earned ratably throughout the year rather than at the end of the preceding year. This change will result in a reduction in our vacation accrual of approximately $1.8 million in 2007. As a result, vacation expense in cost of goods sold and selling, general and administrative expenses will be reduced during each of the fiscal quarters in 2007. Results for the nine months ended September 30, 2006 include a one-time $3.2 million non-cash write-down for goodwill impairment ($2.9 million or $0.16 per share) and the write off of deferred tax benefits ($0.3 million or $0.02 per share) associated with the Company's Swedish subsidiary. This press release contains non-GAAP measures which adjust net income and diluted earnings per share to exclude the impact of these items. The presentation of these non-GAAP measures is intended to enhance the usefulness of the financial information by providing measures which the Company's management uses internally to evaluate the Company's baseline performance. A reconciliation of net income and diluted earnings per share follows:


                                                  13 Weeks (unaudited)
                                  ----------- ---------------------------------
                                     09/29/07         09/30/06         % Change
Net income, as reported              $  5,679        $   4,549            24.8%

Less: Vacation adjustment, net of tax    (332)              -               N/A

                             ---------------- ------------------- -------------
Net income, as adjusted              $  5,347           $   4,549         17.5%
                             ================ =================== =============

Diluted EPS, as reported             $   0.31           $    0.25         24.0%

Less: Vacation adjustment, net of tax   (0.02)                  -           N/A

                             ---------------- ------------------- -------------
Diluted EPS, as adjusted             $   0.29           $    0.25         16.0%
                             ================ =================== =============

                                                   39 Weeks (unaudited)
                             ---------------- ------------------- -------------
                                    09/29/07           09/30/06        % Change
Net income, as reported             $ 15,509          $   8,885           74.6%

Less: Vacation adjustment, net of tax   (821)                 -             N/A
Add: Goodwill and deferred tax write offs  -               3,216

                             ---------------- ------------------- -------------
Net income, as adjusted              $ 14,688          $   12,101         21.4%
                             ================ =================== =============

Diluted EPS, as reported             $   0.86           $    0.49         75.5%

Less: Vacation adjustment, net of tax   (0.05)                  -           N/A
Add: Goodwill and deferred tax write offs   -                0.18

                             ---------------- ------------------- -------------
Diluted EPS, as adjusted             $   0.81           $    0.67         20.9%
                             ================ =================== =============